EXHIBIT 15
March 30, 2010
The Board of Directors and Shareholders
Atmos Energy Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Atmos Energy Corporation for the registration of $1,300 million of debt securities and common stock of our report dated February 3, 2010 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Form 10-Q for the quarter ended December 31, 2009.
/s/ Ernst & Young, LLP
Dallas, Texas